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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE


CD Warehouse, Inc. Announces Implementation of Franchisee Growth Initiatives


OKLAHOMA CITY, OK -- September 22, 2000 -- CD Warehouse, Inc. (NASDAQ: CDWI) announced today that it has commenced the deployment of several strategic initiatives aimed at increasing profitability at each of its franchised locations. The first of these initiatives to be implemented will be a restructuring of the royalty rate each of its franchisees pay to the company.

The announced changes in the royalty calculation will become effective October 1, 2000. Currently, most Franchisees pay a royalty rate equal to 5% of total gross sales. This calculation is made based on sales of all merchandise sold within the store, including pre-owned CDs, new CDs, and related accessories. Effective October 1, 2000, franchisees will pay a lower royalty rate of 4% for the sale of new CDs. The royalty rate for all other products and services sold will remain at current levels.

"We are very excited to introduce these new initiatives to the franchise community," said Christopher M. Salyer, the Company's Chairman and Chief Executive Officer. "We fully realize and respect the importance of the profitability of our franchisees, and we are committed to taking whatever steps possible to help them achieve their financial goals. We further believe that the implementation of these strategies will promote growth from within the system. This growth is vital to CD Warehouse's long-term success."

Salyer concluded by stating, "We look forward to announcing other exciting and innovative strategies in the coming weeks. The primary focus of the Company is, and will continue to be, strengthening our franchise infrastructure through helping to increase each owner's profitability."

CD Warehouse, Inc. franchises and operates retail music stores in 37 states, the District of Columbia, England, France, Guatemala, Canada and Venezuela under the names "CD Warehouse", "Disc Go Round", "CD Exchange" and "Music Trader". CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and games with their customers, as well as sell a full complement of new release CDs. Company information is available at www.cdwi.com.
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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.


Contact:    Vickie Clark                David Race
            Investor Relations          Chief Operating Officer
            CD Warehouse, Inc.          CD Warehouse, Inc.
            (405) 949-2422              (405) 949-2422